UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2010 (July 2, 2009)

LIBERATOR, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53514	26-3213475
(State or other jurisdiction of incorporation)	(Commission File Number)	( IRS Employer Identification No.)

2745 Bankers Industrial Drive, Atlanta, GA	30360
(Address of principal executive offices)	(Zip Code)

770-246-6400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into A Material Definitive Agreement.

On September 2, 2009 (“Closing Date”), we entered into a common stock purchase agreement with Belmont Partners, LLC, a Virginia limited liability company (“Belmont”), and WES Consulting, Inc., a Florida corporation (“WES”).  Pursuant to the purchase agreement, we acquired 972,000 shares of common stock of WES, or approximately 81% of the voting control of WES, from Belmont for a total of two hundred forty thousand five hundred dollars ($240,500) in addition to the issuance by WES of two hundred fifty thousand (250,000) warrants to Belmont to purchase an equal number of shares of WES’s common stock at an exercise price of twenty five cents ($0.25) per share, and the issuance by WES to Belmont of an aggregate of one million five hundred thousand (1,500,000) shares of WES’s common stock with seven hundred fifty thousand (750,000) shares delivered on the Closing Date and the balance of seven hundred fifty thousand (750,000) shares delivered on the one (1) year anniversary of the Closing Date.

The foregoing discussion provides only a brief description of the purchase agreement.  The discussion is qualified in its entirety by the full text of the agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.1.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a)           On July 2, 2009, we filed a Certificate of Amendment with the Secretary of State’s office in the State of Nevada to change our name from “Remark Enterprises, Inc.” to “Liberator, Inc.”  A copy of the certificate is attached to this Current Report on Form 8-K as Exhibit 3.1.

Item 9.01	Financial Statement and Exhibits.

(d)	Exhibits.

3.1	Certificate of Amendment, filed with the Nevada Secretary of State on July 2, 2009

10.1	Common Stock Purchase Agreement dated September 2, 2009 by and between Liberator, Inc, Belmont Partners, LLC, and WES Consulting, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERATOR, INC.

Date: February 2, 2010	By:	/s/ Louis S. Friedman
Louis S. Friedman, Chief Executive Officer